Exhibit 16.1

April 16, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read section 4 of Wausau Paper Corp. Savings and Investment Plan’s Form 8-K dated April 16, 2007, and we have the following comments:

1.

We agree with the statements made in the first, second, third, fourth and fifth paragraphs.

2.

We have no basis on which to agree or disagree with the statements made in the sixth and seventh paragraphs.

Yours truly,

DELOITTE & TOUCHE LLP